Exhibit 99.1

iCAD REPORTS THIRD QUARTER 2017 FINANCIAL RESULTS

Total revenues increased 17% year-over-year; up 29% excluding MRI asset sale

Conference Call today at 4:30 p.m. ET

NASHUA, N.H. (November 8, 2017) – iCAD, Inc. (NASDAQ: ICAD), an industry-leading provider of advanced image analysis, workflow solutions and radiation therapy for the early identification and treatment of cancer, today reported financial results for the three and nine months ended September 30, 2017.

Third Quarter 2017 Highlights:

•	Total revenue of $7.0 million, up 17% year-over-year

•	Gross profit of $4.6 million, or 66%

•	GAAP Net Loss of $(6.9) million, or $(0.42) per share, including an estimated non-cash goodwill impairment charge of approximately $(4.7) million

•	Non-GAAP Adjusted EBITDA loss of $(1.3) million

•	Cash and cash equivalents of $11.3 million at September 30, 2017

“The third quarter of 2017 was a stronger quarter, as our overall business showed improvement,” said Ken Ferry, Chief Executive Officer of iCAD, Inc. “The key performance drivers were product revenue growth in both cancer detection and therapy. We remain quite enthusiastic about the commercial potential for PowerLook Tomo detection, a first-generation system that incorporates advances in Artificial Intelligence through machine and deep learning for the detection of breast cancer on 3D mammograms. Customer response to this first to market technology has been very positive, with sales increasing steadily in the U.S. since the product received FDA clearance in late March of this year.”

“We also continued to make progress in increasing the number of treating sites, as well as the volume of treatments delivered, in our skin brachytherapy business,” continued Mr. Ferry. “Importantly, we have increased the total number of treating sites by 40% since year-end 2016 and total treatment volume has grown nicely in this timeframe as well.”

“Looking ahead, we remain focused on maximizing the success of PowerLook Tomo Detection software in the market and continuing to drive top-line growth in our therapy business. Additionally, we will continue to manage expenses and cash use prudently in order to reach cash flow breakeven in the near-term,” concluded Mr. Ferry.

Third Quarter 2017 Financial Results

Revenue: Total revenue for the third quarter of 2017 increased 17% to $7.0 million from $6.0 million in the third quarter of 2016, reflecting a 70% increase in product revenue and a 10% decrease in service revenue.

	Three months ended September 30,
	2017	2016	Change	% Change

Product revenue	$3,426	$2,014	$1,412	70%
Service revenue	3,574	3,989	(415)	(10)%

Total Revenue	$7,000	$6,003	$997	17%

Cancer detection revenue, which includes revenue from our digital mammography, breast density, and CT CAD platforms, as well as the associated service revenue, for the third quarter of 2017 increased $0.2 million, or 5%, to $4.3 million, as compared to $4.1 million in the same period in 2016. The year-over-year detection results were negatively impacted by the inclusion of $0.6 million in MRI revenue for the third quarter of 2016. The MRI assets were divested in the first quarter of 2017. Excluding MRI revenue, quarterly cancer detection revenues increased by $0.8 million, or 23%, year-over-year. Therapy revenue, which includes Xoft® Axxent® Electronic Brachytherapy System® product sales, as well as the associated service revenue, for the third quarter of 2017, increased by $0.8 million, or 42%, to $2.7 million, from $1.9 million in the same period of 2016. Therapy revenue was higher due primarily to a $0.6 million increase in therapy product revenue associated with the sale of controllers. Total company revenue for the three months ended September 30, 2017, excluding the impact of MRI revenues, increased 29% to $6.9 million from $5.4 million in the third quarter of 2016.

	Three months ended September 30,
	2017	2016	Change	% Change

Detection revenue
Product revenue	$2,758	$1,991	$767	39%
Service revenue	1,588	2,143	(555)	(26)%

Detection Revenue	$4,346	$4,134	$212	5%

Therapy revenue
Product revenue	$668	$23	645	2804%
Service revenue	1,986	1,846	140	8%

Therapy Revenue	$2,654	$1,869	785	42%

Total Revenue	$7,000	$6,003	$997	17%

Gross Profit: Gross profit for the third quarter of 2017 was $4.6 million, or 66% of revenue, compared with $4.1 million, or 68% of revenue, for the third quarter of 2016. The year-over-year decrease in gross profit percentage is due to primarily to the sale of therapy controllers in the third quarter of 2017 which have a lower gross profit percentage than the detection products.

Operating Expenses: Total operating expenses for the third quarter of 2017 increased $4.8 million to $11.6 million from $6.8 million for the third quarter of 2016. The increase was primarily attributable to an estimated non-cash impairment charge of approximately $4.7 million related to goodwill and intangible assets of the therapy segment recorded in the third quarter of 2017. Excluding the estimated goodwill impairment charge, total operating expenses for the third quarter of 2017 increased to $6.9 million, consistent with the $6.8 million reported for the third quarter of 2016. The slight year-over-year increase reflects higher marketing and sales spending and general and administrative expenses, largely offset by lower amortization and depreciation charges and engineering and product development expenses.

GAAP Net Loss: Net loss for the third quarter of 2017 was $(6.9) million, or $(0.42) per share, compared with a net loss of $(2.7) million, or $(0.17) per share, for the third quarter of 2016. The $4.2 million year-over-year increase in our net loss was driven primarily by the estimated $4.7 million goodwill impairment charge which was partially offset by gross profit growth of $0.5 million.

Non-GAAP Adjusted EBITDA: Non-GAAP adjusted EBITDA, a non-GAAP financial measure as defined below, was a loss of $(1.3) million for the third quarter of 2017, compared to a non-GAAP adjusted EBITDA loss of $(1.5) million for the third quarter of 2016. Please refer to the section entitled “Reconciliation of Non-GAAP Financial Measures to Comparable GAAP Measures” and the accompanying financial table included at the end of this release for a reconciliation of GAAP Net Loss to Non-GAAP Adjusted EBITDA results for the three-month periods ended September 30, 2017 and 2016, respectively.

Cash and Cash Equivalents: As of September 30, 2017, the Company had cash and cash equivalents of $11.3 million, compared with $8.6 million as of December 31, 2016. In the third quarter of 2017, the Company entered into a credit facility in the amount of up to $13.0 million with Silicon Valley Bank. The financing is composed of an initial term loan of $6.0 million and a revolving line of credit of up to $4.0 million. The Company also has the option to secure an additional $3.0 million term loan in 2018, subject to achieving certain revenue milestones. Under this new credit facility, the Company received $6.0 million via the initial term loan in the third quarter of 2017.

Nine Months Ended September 30, 2017 Financial Results

Revenue: Total revenue for the nine months ended September 30, 2017 increased 4% to $20.2 million from $19.4 million for the nine months ended September 30, 2016, reflecting a 24% increase in product revenue, which was partially offset by an 8% decrease in service revenue.

	Nine months ended September 30,
	2017	2016	Change	% Change

Product revenue	$9,225	$7,460	$1,765	24%
Service revenue	10,975	11,950	(975)	(8)%

Total Revenue	$20,200	$19,410	$790	4%

Cancer detection revenue for the nine months ended September 30, 2017 increased by $0.1 million, or 1%, to $13.1 million, as compared to $13.0 million in the same period in 2016. Excluding the impact of MRI revenues in each of the nine-month periods, Cancer detection revenue increased by $1.5 million, or 14%, year-over-year. Therapy revenue for the nine months ended September 30, 2017 increased by $0.7 million, or 11%, to $7.1 million, from $6.4 million in the same period of 2016. The increase in therapy revenue was due to a 43% increase in product revenue and a 6% increase in service revenue. Total company revenue for the nine months ended September 30, 2017, excluding the impact of MRI revenues, increased 13% to $19.8 million from $17.6 million in the third quarter of 2016.

	Nine months ended September 30,
	2017	2016	Change	% Change

Detection revenue
Product revenue	$7,970	$6,580	$1,390	21%
Service revenue	5,096	6,381	(1,285)	(20)%

Detection Revenue	$13,066	$12,961	105	1%

Therapy revenue
Product revenue	$1,255	$880	375	43%
Service revenue	5,879	5,569	310	6%

Therapy Revenue	$7,134	$6,449	685	11%

Total revenue	$20,200	$19,410	$790	4%

Gross Profit: Gross profit for the nine months ended September 30, 2017 decreased by $0.2 million to $13.8 million or 68% of revenue, from $14.0 million, or 72% of revenue, for the nine months ended September 30, 2016. The year-over-year decrease in gross profit percentage is due primarily to the recovery of $0.5 million in medical device excise tax in the prior year period which positively impacted the percentage.

Operating Expenses: Total operating expenses for the nine months ended September 30, 2017 increased $3.1 million to $23.8 million from $20.7 million for the nine months ended September 30, 2016. Excluding the net impact of the estimated goodwill impairment charge (approximately $4.7 million) and the gain on the sale of MRI assets ($2.5 million), total operating expenses for the nine months ended September 30, 2017 increased $0.9 million to $21.6 million from $20.7 million for the nine months ended September 30, 2016. The year-over-year increase reflects an increase in marketing and sales, general and administrative, and engineering and product development expenses, partially offset by lower amortization and depreciation charges.

GAAP Net Loss: Net loss for the nine months ended September 30, 2017 was $(10.0) million, or $(0.62) per share, compared with net loss of $(6.8) million, or $(0.43) per share, for the nine months ended September 30, 2016. The $3.2 million year-over-year increase in our net loss was driven primarily by the estimated $4.7 million goodwill impairment charge and $0.9 million in incremental operation expenses which were partially offset by the $2.5 million gain on the sale of the MRI assets.

Non-GAAP Adjusted EBITDA: Non-GAAP adjusted EBITDA, a non-GAAP financial measure as defined below, was a loss of $(3.5) million for the nine months ended September 30, 2017, compared to a non-GAAP adjusted EBITDA loss of $(3.3) million for the nine months ended September 30, 2016.

Conference Call

iCAD management will host a conference and live webcast call today at 4:30 p.m. Eastern Time to discuss the third quarter financial results and provide a Company update. The dial-in numbers are 800-406-5345 for domestic callers and 719-457-2715 for international callers. The conference ID is 1962947. A live webcast of the conference call will be available online at http://public.viavid.com/index.php?id=127016.

A replay of the webcast will remain on the Company’s website until the Company releases its fourth quarter 2017 financial results. In addition, a telephonic replay of the conference call will be available until November 22, 2017. The replay dial-in numbers are 844-512-2921 for domestic callers and 412-317-6671 for international callers. The replay conference ID is 1962947.

Use of Non-GAAP Financial Measures

In its quarterly news releases, conference calls, slide presentations or webcasts, the Company may use or discuss non-GAAP financial measures as defined by SEC Regulation G. The GAAP financial measures most directly comparable to each non-GAAP financial measure used or discussed, and a reconciliation of the differences between each non-GAAP financial measure and the comparable GAAP financial measure, are included in this press release after the condensed consolidated financial statements. When analyzing the Company’s operating performance, investors should not consider these non-GAAP measures as a substitute for the comparable financial measures prepared in accordance with GAAP. The Company’s quarterly news releases containing such non-GAAP reconciliations can be found on the Investors section of the Company’s website at www.icadmed.com.

About iCAD, Inc.

iCAD delivers innovative cancer detection and radiation therapy solutions and services that enable clinicians to find and treat cancers earlier and faster while improving patient outcomes. iCAD offers a comprehensive range of upgradeable computer aided detection (CAD) and workflow solutions to support rapid and accurate detection of breast and colorectal cancers. iCAD’s Xoft® Axxent® Electronic Brachytherapy (eBx®) System® is a painless, non-invasive technology that delivers high dose rate, low energy radiation, which targets cancer while minimizing exposure to surrounding healthy tissue. The Xoft System is FDA cleared and CE marked for use anywhere in the body, including treatment of non-melanoma skin cancer, early-stage breast cancer and gynecological cancers. The comprehensive iCAD technology platforms include advanced hardware and software as well as management services designed to support cancer detection and radiation therapy treatments. For more information, visit or www.icadmed.com or www.xoftinc.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this News Release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to the Company’s ability to defend itself in litigation matters, to achieve business and strategic objectives, the risks of uncertainty of patent protection, the impact of supply and manufacturing constraints or difficulties, uncertainty of future sales levels, protection of patents and other proprietary rights, product market acceptance, possible technological obsolescence of products, increased competition, litigation and/or government regulation, changes in Medicare or other reimbursement policies, risks relating to our existing and future debt obligations, competitive factors, the effects of a decline in the economy or markets served by the Company; and other risks detailed in the Company’s filings with the Securities and Exchange Commission. The words “believe”, “demonstrate”, “intend”, “expect”, “would”, “could”, “consider”, “project”, “estimate”, “will”, “continue”, “anticipate”, “likely”, “seek”, and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. The Company is under no obligation to provide any updates to any information contained in this release. For additional disclosure regarding these and other risks faced by iCAD, please see the disclosure contained in our public filings with the Securities and Exchange Commission, including the 10-K for the year ended December 31, 2016, available on the Investors section of our website at http://www.icadmed.com and on the SEC’s website at http://www.sec.gov.

Contact:

For iCAD investor relations:

LifeSci Advisors

Bob Yedid, (646)-597-6989

Bob@lifesciadvisors.com

or

For iCAD media inquiries:

ARPR, LLC

Erin Bocherer

Health IT Practice Group Director

855.300.8209 ext. 120

erin@arpr.com

iCAD, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands except for share data)

	September 30,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$11,261	$8,585
Trade accounts receivable, net of allowance for doubtful accounts of $209 in 2017 and $172 in 2016	7,189	5,189
Inventory, net	3,340	3,727
Prepaid expenses and other current assets	599	1,128
Assets held for sale	—	1,304

Total current assets	22,389	19,933

Property and equipment, net of accumulated depreciation of $7,245 in 2017 and $6,538 in 2016	972	1,385
Other assets	403	53
Intangible assets, net of accumulated amortization of $7,333 in 2017 and $7,518 in 2016	2,055	3,183
Goodwill	10,128	14,097

Total assets	$35,947	$38,651

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts Payable	$1,346	$1,577
Accrued and other expenses	4,935	4,988
Notes and lease payable – current portion	329	86
Deferred revenue	5,021	5,372
Liabilities held for sale	—	832

Total current liabilities	11,631	12,855

Notes payable, long-term portion	5,612	—
Lease payable – long-term portion	30	—
Deferred revenue, long-term portion	525	668
Other long-term liabilities	140	83
Deferred tax	12	7

Total liabilities	17,950	13,613

Stockholders’ equity:
Preferred stock, $ .01 par value: authorized 1,000,000 shares; none issued	—	—
Common stock, $ .01 par value: authorized 30,000,000 shares; issued 16,627,705 in 2017 and 16,260,663 in 2016; outstanding 16,441,874 in 2017 and 16,074,832 in 2016	167	163
Additional paid-in capital	216,875	213,899
Accumulated deficit	(197,630)	(187,609)
Treasury stock at cost, 185,831 shares in 2017 and 2016	(1,415)	(1,415)

Total stockholders’ equity	17,997	25,038

Total liabilities and stockholders’ equity	$35,947	$38,651

iCAD, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands except for per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue:
Products	$3,426	$2,014	$9,225	$7,460
Service and supplies	3,574	3,989	10,975	11,950

Total revenue	7,000	6,003	20,200	19,410
Cost of revenue:
Products	636	236	1,349	611
Service and supplies	1,458	1,370	4,169	3,911
Amortization and depreciation	263	296	847	899

Total cost of revenue	2,357	1,902	6,365	5,421

Gross profit	4,643	4,101	13,835	13,989

Operating expenses:
Engineering and product development	2,254	2,360	7,060	6,835
Marketing and sales	2,580	2,322	8,172	7,379
General and administrative	1,944	1,783	6,067	5,586
Amortization and depreciation	107	288	345	867
Goodwill and long-lived asset impairment (1)	4,700	—	4,700	—
Gain on sale of MRI assets	—	—	(2,508)	—

Total operating expenses	11,585	6,753	23,836	20,667

Loss from operations	(6,942)	(2,652)	(10,001)	(6,678)
Interest expense	(36)	(15)	(51)	(59)
Other income	3	2	3	9

Other expense, net	(33)	(13)	(48)	(50)
Loss before income tax expense	(6,975)	(2,665)	(10,049)	(6,728)

Tax benefit (expense)	42	(10)	28	(55)

Net loss and comprehensive loss	$(6,933)	$(2,675)	$(10,021)	$(6,783)

Net loss per share:
Basic	$(0.42)	$(0.17)	$(0.62)	$(0.43)

Diluted	$(0.42)	$(0.17)	$(0.62)	$(0.43)

Weighted average number of shares used in computing loss per share:
Basic	16,424	15,957	16,291	15,896

Diluted	16,424	15,957	16,291	15,896

(1)	In the third quarter of 2017, the Company will recognize a non-cash impairment charge related to goodwill and intangible assets associated with its Therapy segment, which is estimated by management at $4.7 million. The amount of such impairment remains subject to review. As such, the amount of the impairment charge is subject to revision, which revision would also result in an adjustment to the Company’s loss from operations, loss before income tax, income taxes, net loss and loss per share for the quarterly and year-to-date periods ended September 30, 2017.

iCAD, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(unaudited)

	For the nine months ended September 30,
	2017	2016
	(in thousands)
Cash flow from operating activities:
Net loss	$(10,021)	$(6,783)
Adjustments to reconcile net loss to net cash used for operating activities:
Amortization	394	753
Depreciation	798	1,013
Bad debt provision	44	133
Stock-based compensation expense	3,073	1,648
Amortization of debt discount and debt costs	(6)	(13)
Interest on settlement obligations	26	69
Deferred tax liability	4	—
Gain from acquisition settlement	—	(249)
Goodwill and long-lived asset impairment	4,700	—
Loss on disposal of assets	26	9
Gain on sale of MRI assets	(2,508)	—
Changes in operating assets and liabilities (net of the effect of the acquisitions):
Accounts receivable	(2,412)	2,706
Inventory	389	(82)
Prepaid and other current assets	880	(483)
Accounts payable	(231)	(281)
Accrued expenses	(22)	78
Deferred revenue	(699)	(2,380)

Total adjustments	4,456	2,921

Net cash used for operating activities	(5,565)	(3,862)

Cash flow from investing activities:
Additions to patents, technology and other	(2)	(8)
Additions to property and equipment	(362)	(248)
Acquisition of VuComp M-Vu CAD	—	(6)
Sale of MRI assets	2,850	—

Net cash used for investing activities	2,486	(262)

Cash flow from financing activities:
Stock option exercises	57	188
Taxes paid related to restricted stock issuance	(151)	(65)
Debt issuance costs	(74)	—
Principal payments of capital lease obligations	(77)	(796)
Proceeds from debt financing, net	6,000	—

Net cash used for financing activities	5,755	(673)

Decrease in cash and equivalents	2,676	(4,797)
Cash and equivalents, beginning of period	8,585	15,280

Cash and equivalents, end of period	$11,261	$10,483

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO COMPARABLE GAAP MEASURES

The following is a reconciliation of the non-GAAP financial measures used by the Company to describe the Company’s financial results determined in accordance with United States generally accepted accounting principles (GAAP). An explanation of these measures is also included below under the heading “Explanation of Non-GAAP Financial Measures.”

While management believes that these non-GAAP financial measures provide useful supplemental information to investors regarding the underlying performance of the Company’s business operations, investors are reminded to consider these non-GAAP financial measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. In addition, it should be noted that these non-GAAP financial measures may be different from non-GAAP financial measures used by other companies, and management may utilize other measures to illustrate performance in the future. Non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP.

Non-GAAP Adjusted EBITDA

Set forth below is a reconciliation of the Company’s “Non-GAAP Adjusted EBITDA”

(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
GAAP Net Loss	$(6,933)	$(2,675)	$(10,021)	$(6,783)
Interest Expense	36	15	51	59
Other income	(3)	(2)	(3)	(9)
Stock Compensation	503	446	3,073	1,648
Depreciation	240	331	798	1,013
Amortization	130	253	394	753
Tax expense	(42)	10	(28)	55
Gain on sale of MRI assets	—	—	(2,508)	—
Goodwill and long-lived asset impairment (1)	4,700	—	4,700	—
Loss on sale of Assets	—	—	—	1
Gain from acquisition settlement	—	—	—	(249)
Acquisition related	33	74	70	201

Non GAAP Adjusted EBITDA	$(1,336)	$(1,548)	$(3,474)	$(3,311)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
GAAP Net Loss
Adjustments to net loss:	$(6,933)	$(2,675)	$(10,021)	$(6,783)
Gain on sale of MRI assets	—	—	(2,508)	—
Loss on sale of Assets	—	—	—	1
Goodwill and long-lived asset impairment (1)	4,700	—	4,700	—
Acquisition related	33	74	70	201

Non GAAP Adjusted Net (Loss) income	$(2,200)	$(2,601)	$(7,759)	$(6,581)

Net (loss) income per share
GAAP Net (loss) income per share	$(0.42)	$(0.17)	$(0.62)	$(0.43)
Adjustments to net (loss) income (as detailed above)	0.29	0.01	0.14	0.02

Non GAAP Adjusted Net (loss) income per share	$(0.13)	$(0.16)	$(0.48)	$(0.41)

(1)	In the third quarter of 2017, the Company will recognize a non-cash impairment charge related to goodwill and intangible assets associated with its Therapy segment, which is estimated by management at $4.7 million. The amount of such impairment remains subject to review. As such, the amount of the impairment charge is subject to revision, which revision would also result in an adjustment to the Company’s loss from operations, loss before income tax, income taxes, net loss and loss per share for the quarterly and year-to-date periods ended September 30, 2017.

Explanation of Non-GAAP Financial Measures

The Company reports its financial results in accordance with United States generally accepted accounting principles, or GAAP. However, management believes that in order to properly understand the Company’s short-term and long-term financial and operational trends, investors may wish to consider the impact of certain non-cash or non-recurring items, when used as a supplement to financial performance measures in accordance with GAAP. These items result from facts and circumstances that vary in frequency and/or impact on continuing operations. Management also uses results of operations before such items to evaluate the operating performance of the Company and compare it against past periods, make operating decisions, and serve as a basis for strategic planning. These non-GAAP financial measures provide management with additional means to understand and evaluate the operating results and trends in the Company’s ongoing business by eliminating certain non-cash expenses and other items that management believes might otherwise make comparisons of the Company’s ongoing business with prior periods more difficult, obscure trends in ongoing operations or reduce management’s ability to make useful forecasts. Management believes that these non-GAAP financial measures provide additional means of evaluating period-over-period operating performance. In addition, management understands that some investors and financial analysts find this information helpful in analyzing the Company’s financial and operational performance and comparing this performance to its peers and competitors.

Management defines “Non-GAAP Adjusted EBITDA” as the sum of GAAP Net Loss before provisions for interest expense, other income, stock-based compensation expense, depreciation and amortization, tax expense, gains/losses on sale of assets, estimated goodwill and long-lived asset impairment, gain from acquisition settlement, and acquisition related expenses. Management considers this non-GAAP financial measure to be an important indicator of the Company’s operational strength and performance of its business and a good measure of its historical operating trends, in particular the extent to which ongoing operations impact the Company’s overall financial performance.

Management excludes each of the items identified below from the applicable non-GAAP financial measure referenced above for the reasons set forth with respect to that excluded item:

•	Stock-based compensation expense: excluded as these are non-cash expenses that management does not consider part of ongoing operating results when assessing the performance of the Company’s business, and also because the total amount of expense is partially outside of the Company’s control as it is based on factors such as stock price volatility and interest rates, which may be unrelated to our performance during the period in which the expense is incurred.

•	Amortization of acquired intangibles: acquisition-related expenses are reported at the time acquisition costs are incurred, and purchased intangibles are amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Accordingly, these items are not considered by management in making operating decisions, and management believes that such expenses do not have a direct correlation to future business operations. Thus, including such charges does not accurately reflect the performance of the Company’s ongoing operations for the period in which such charges are incurred.

•	Interest expense: The Company excludes interest expense which includes interest from the facility agreement, interest on settlement obligations and interest on capital leases, from its non-GAAP Adjusted EBITDA calculation.

•	Gain on sale of MRI assets relates to the gain realized on the sale of the MRI assets. The Company excludes this item as it is not considered by management in making operating decisions, and management believes that such items do not have a direct correlation to future business operations.

•	Estimated goodwill and long-lived asset impairment relates to impairment of the therapy business. It is excluded as management believes that such non-cash charges do not have a direct correlation to future business operations. Thus, including such charges does not accurately reflect the performance of the Company’s ongoing operations for the period in which such charges are incurred.

•	Litigation and settlement related: These expenses consist primarily of settlement, legal and other professional fees related to litigation. The Company excludes these costs from its non-GAAP measures primarily because the Company believes that these costs have no direct correlation to the core operations of the Company.

•	Acquisition related: relates to professional service fees due to acquisitions. The Company does not consider these acquisition-related costs to be related to the organic continuing operations of the acquired businesses and are generally not relevant to assessing or estimating the long-term performance of the acquired assets.

On occasion in the future, there may be other items, such as significant asset impairments, restructuring charges or significant gains or losses from contingencies that the Company may exclude if it believes that doing so is consistent with the goal of providing useful information to investors and management.